EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-66458, 333-81176 and 333-35310) of MatrixOne, Inc. and in the related Prospectuses of our report dated July 30, 2003, with respect to the consolidated financial statements and schedule of MatrixOne, Inc. included in this Annual Report (Form 10-K) for the year ended June 28, 2003.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 5, 2003